EXHIBIT 11d


                             AMERITECH CORPORATION
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE


                                           Nine Months Ended
                                              September 30,
                                             -------------
                                          1996              1995
                                          ----              ----
Net Income                         $1,563,559,000     $1,594,902,000
                                   ==============     ==============


Weighted average number of
shares outstanding                    552,574,789       553,508,584

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                           3,984,070         8,867,022
                                     ------------      ------------

Weighted average shares outstanding
on which fully diluted earnings
per share are based                   556,558,859       562,375,606
                                     ============      ============


Fully diluted earnings per share            $2.81             $2.84
                                     ============      ============


This calculation is submitted in accordance with Regulation S-K,
Item 601(b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than three percent.